Exhibit 99.2

ENCORE CAPITAL GROUP, INC.

Supplemental Financial Information

Reconciliation of GAAP Net Income to

Net Income Excluding One-Time Benefits and Charges

(In Thousands)

	Quarter Ended March 31,
	2003	2002
GAAP net income, as reported	$8,166	$233
Gain on settlement of litigation[1]	(4,376)	—

Net income, excluding one-time benefits	$3,790	$233

	Quarter Ended June 30,
	2003	2002
GAAP net income, as reported	$3,309	$692
Benefit from restoration of net deferred tax assets[2]	—	(143)

Net income, excluding one-time benefits	$3,309	$549

	Quarter Ended September 30,
	2003	2002
GAAP net income, as reported	$3,104	$2,521
Benefit from restoration of net deferred tax assets[2]	—	(914)

Net income, excluding one-time benefits	$3,104	$1,607

	Quarter Ended December 31,
	2003	2002
GAAP net income, as reported	$3,841	$10,343
Write off of deferred costs[3]	528	—
Benefit from restoration of net deferred tax assets[2]	—	(8,830)

Net income, excluding one-time (benefits) Charges	$4,369	$1,513

[1]	This is the result of a net after-tax gain of $4.4 million associated with a litigation settlement during the first quarter of 2003.

[2]	This is the result of a change in the valuation allowance associated with our net tax assets during 2002, which resulted in the recognition of a current tax benefit in the amount of $8.8 million, $0.9 million, and $.01 million for the quarters ended December 31, September 30 and June 30, respectively.

[3]	This is the result of the after-tax write-off of $0.5 million in deferred loans costs and a debt discount associated with the early retirement of our Senior Notes during the fourth quarter of 2003.